EXHIBIT 99.1

OPTION CARE ANNOUNCES APPOINTMENT OF
CHIEF FINANCIAL OFFICER AND AFFIRMS GUIDANCE

BANNOCKBURN, IL, January 18, 2002—Option Care, Inc. (Nasdaq: OPTN), today announced the appointment of Paul Mastrapa to the position of Senior Vice President and Chief Financial Officer, effective February 4, 2002.  Mr. Mastrapa will assume the responsibilities of Ms. Carla Pondel who will leave to pursue other business interests and will assist in a smooth transition.

Prior to re-joining Option Care, Mr. Mastrapa held key senior level positions responsible for the financial management, business development, and operations of several healthcare service companies.  Over the last four years, Mr. Mastrapa was the founder and CEO of AdvoLife, a venture capital backed provider of private pay chronic care management services to seniors leading the company to profitability. In his career, Mr. Mastrapa has successfully led the acquisition and integration efforts for multiple healthcare service companies, held senior operating positions with P&L responsibility as well as senior finance and accounting roles.  In 1991, Mr. Mastrapa began his healthcare career at Option Care where he supported the IPO process, acquisitions, and financial management needs of the company during the early 1990’s.  He began his career at Ernst &Young in Chicago, has an MBA from the Kellogg School of Management at Northwestern University and is a CPA.

Raj Rai, Option Care’s president and chief executive officer stated, “I am thrilled to have Paul back with Option Care.  I have first hand knowledge of Paul’s skills from our early days together at Option Care.  Paul’s strong financial management skills and industry expertise will enable him to make an immediate impact in managing Option Care’s financial objectives.  As important, Paul’s strategic and operating skills, his leadership strength, as well as his previous experience with Option Care will further increase the management strength of the company in helping it realize its full potential.”

Rai added, “We thank Carla for her contributions to our organization and wish her well in her future endeavors.”

The company also affirmed the analysts estimates of 19 cents a share in the fourth quarter of 2001 and 86 cents a share for 2002

About Option Care

Option Care provides pharmacy services to patients on behalf of managed care organizations and other third party payors.  Option Care contracts with payors to provide infusion therapy, specialty pharmacy prescriptions and related services to patients at home or at other alternate-site settings, such as physician’s offices.  Option Care’s pharmacy and related services are provided locally through its nationwide network of 128 owned and franchised pharmacy locations’ and through 3 regional specialty pharmacies that operate under the name OptionMed™.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby.  Investors are cautioned that all forward-looking statements involve risks and uncertainty.  Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate.

Further Information on Option Care Can Be Found at:

www.optioncare.com

www.optionmed.com

www.mbimbi.com

###